55 Water Street, 45th Floor                      Frank A. Ciccotto, Jr.
New York, NY  10041                              Managing Director
Tel. 212-438-4417                                E-Business Services
Fax 212-438-7748
frank_ciccotto@
standardandpoors.com                                 STANDARD & POOR'S
                                         A Division of The McGraw Hill Companies


                                  May 20, 2008
Van Kampen Funds, Inc.
522 Fifth Avenue
New York, New York  10036

The Bank of New York
BNY Atlantic Terminal
2 Hanson Place,
12th Floor Brooklyn,
New York 11417
Unit Investment Trust Dept.

              Re: Van Kampen Unit Trusts, Taxable Income Series 133

                   Long-Term Investment Grade Trust, Series 32
                        Insured Income Trust, Series 167

Gentlemen:

         We have examined Registration Statement File No. 333-149695 for the above mentioned trust. We hereby acknowledge that Standard & Poor's Securities Evaluations, Inc. is currently acting as the evaluator for the trust. We hereby consent to the use in the Registration Statement of the references to Standard & Poor's Securities Evaluations, Inc., as evaluator.

         In addition, we hereby confirm that the ratings indicated in the Registration Statement for the respective bonds comprising the trust portfolio are the ratings indicated in our KENNYBASE database as of the date of the evaluation report.

         You are hereby authorized to a file a copy of this letter with the Securities and Exchange Commission.

                                                                      Sincerely,


                                                           /s/ FRANK A. CICCOTTO
                                                                  Vice President